Exhibit 99.1

 Avant Immunotherapeutics Reports Second Quarter Fiscal 2004 Financial Results

     NEEDHAM, Mass.--(BUSINESS WIRE)--July 22, 2004--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported financial results for the second quarter ended June 30, 2004. The company reported a net loss of $3.9 million, or $.05 per share, for the second quarter of 2004 compared to a net loss of $3.2 million, or $.05 per share, for the second quarter of 2003. For the six months ended June 30, 2004, the company reported a net loss of $5.8 million, or $.08 per share, compared to a net loss of $6.5 million, or $.11 per share, for the six months ended June 30, 2003.
     The increased loss for the second quarter of 2004 of $715,500, or 22.5%, primarily reflects an increase in operating expense compared to the same period in 2003. The increase in operating expense is primarily due to increased clinical trial costs associated with the ongoing TP10 Phase IIb study in women undergoing cardiac bypass surgery and TP10 contract manufacturing costs incurred for process development and scale-up work in preparation for the production of Phase III clinical materials in 2005. The increase in investment income reflected higher average cash balances in 2004. At June 30, 2004, AVANT reported cash and cash equivalents of $39.4 million.
     The six-month results for 2004 reflect a decrease in net loss of $737,300, or 11.3%, compared to the same period in 2003. This decrease in net loss primarily reflects an increase in revenue and an increase in investment income, offset in part by an increase in operating expense. The increase in revenue in 2004 results primarily from the recognition of $1 million in revenue from DynPort Vaccine Company LLC ("DVC") for rPA clinical materials and the recognition of an upfront license fee of $1 million from AdProTech, Ltd. The increase in operating expense results primarily from an increase in clinical trials costs and contract manufacturing costs incurred on the company's TP10 complement inhibitor program. The increase in investment income reflects higher average cash balances between periods.
     Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, said, "These financial results were consistent with our expectations. We expect, however, that operating expenses will increase further in the third and fourth quarters of 2004 as we begin to prepare our TP10 program in cardiac surgery for an anticipated Phase III trial by the end of 2005. Net loss for 2004 is now forecasted to be in the range of $17-$19 million."
     Shortly after the close of the quarter, we were pleased to announce that the Mexican Board of Health approved the marketing of Rotarix(R) in Mexico. In addition, we had several noteworthy accomplishments during the second quarter which further prepare us to become a commercial company including:

     -- The award of an additional subcontract by DVC for $3 million to support the human clinical testing of a plague vaccine candidate being developed by AVANT for use in our oral combination vaccine against anthrax and plague.

     -- Presentation of data at a recent scientific meeting showing that four of AVANT's vaccines manufactured and dried using the VitriLife(R) preservation technology remain stable and immunogenic even when stored at or above normal room temperatures.

     -- Initiation by The Walter Reed Army Institute of Research (WRAIR) of a placebo-controlled, Phase I clinical trial to assess the safety and immunogenicity of an HIV vaccine based on AVANT's Therapore(R) technology.

     -- Expansion of our senior management team with the appointment of Timothy Cooke, Ph.D., as Senior Vice President, Commercial Development.

     -- Receipt of a building permit for our pilot manufacturing facility in Fall River and the start of construction. This facility will implement our VitriLife(R) technology.

     Rotarix(R) Vaccine

     Last week we announced that our partner, GlaxoSmithKline Biologicals (GSK), had received approval from the Mexican Board of Health to market Rotarix(R) in Mexico for the prevention of gastroenteritis caused by rotavirus infection.
     "We are delighted to announce this initial approval for Rotarix(R), which marks a significant milestone for AVANT - the first commercial approval of a human healthcare product from AVANT's extensive portfolio of advanced vaccines," said Una S. Ryan, AVANT President and Chief Executive Officer. "We anticipate that this is just the first of a series of marketing approvals for Rotarix(R) as GSK continues its worldwide development efforts for this vaccine."
     More than 70,000 infants have been enrolled in the global clinical development program, with studies conducted in Europe, the US, Latin America and Asia to evaluate the safety and efficacy of Rotarix(R). These studies demonstrate that Rotarix(R) is an effective, safe and well-tolerated vaccine.

     TP10 for Cardiac Surgery

     We anticipate completing enrollment in the Phase IIb study in women undergoing cardiac bypass surgery by the end of this year. We are working closely with our partner, Lonza Biologics plc, to complete process development and scale-up efforts this year in preparation for the production of Phase III clinical materials and the start of that trial by year-end 2005.

     CETP Vaccine for Cholesterol Management

     We continue to evaluate a number of new adjuvants and delivery technologies for our CETP vaccine in animal models and expect to choose the approach eliciting the most robust antibody response by year-end. We are strongly committed to this program and expect to have a CETP vaccine back into the clinic towards the end of 2005.

     Webcast and Conference Call

     Dr. Ryan and Mr. Catlin will host a conference call at 11:00 AM EDT on Thursday, July 22, 2004 to discuss AVANT's Second Quarter 2004 financial results. To access the conference call, dial 800-599-9829 (within the United States), or 617-847-8703 (if calling from outside the U.S.). The passcode for participants is 35032838. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D.# is 21484786.
     A live webcast of the conference call, together with this press release, can be accessed through the company's web site www.avantimmune.com in the Investor Information section. In order to access the webcast, your PC must have a sound card, speakers and Windows Media Player software. It is recommended that you configure your PC in advance of the webcast as the software download and installation can take several minutes. In addition, the call and webcast will be archived and can be accessed through the same link. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.
     AVANT Immunotherapeutics, Inc. discovers, develops and sells innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. The company has developed a broad, well-staged pipeline of vaccines and therapeutics for large, high-value, under-served markets. These include an oral human rotavirus vaccine, which gained its first marketing approval in Mexico in July 2004. Six of AVANT's products are in clinical development, including a treatment to reduce complement-mediated tissue damage associated with cardiac by-pass surgery, and a novel vaccine for cholesterol management. AVANT has also assembled a technology platform that enables the creation of rapid-protecting, single-dose, oral vaccines that remain stable without refrigeration. The company is developing applications of this vaccine technology in four areas: biodefense, travelers' vaccines, global health needs, and human food safety. AVANT's goal is to demonstrate proof-of-concept for its products before leveraging further development through both traditional pharmaceutical partnerships and collaborations with governmental and other organizations.
     Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) royalty revenues from product sales of Rotarix(R), Megan(R)Vac 1, Megan(R)Egg and other future products; (8) changes in existing and potential relationships with corporate collaborators; (9) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (10) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (11) the ability to obtain substantial additional funding; (12) the ability to develop and commercialize products before competitors; (13) the ability to retain certain members of management; and (14) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.


                    AVANT IMMUNOTHERAPEUTICS, INC.
CONSOLIDATED
  STATEMENTS
  OF OPERATIONS             Quarter                   Year to Date
  DATA                      Ended June 30,            Ended June 30,
----------------------------------------------------------------------
                          2004         2003         2004         2003
                           (Unaudited)               (Unaudited)
 REVENUE
 Product
  Development and
  Licensing
  Agreements          $124,400     $187,000   $2,248,800     $333,800
 Government
  Contracts and
  Grants               714,700      849,300    1,594,600    1,348,900
 Product Royalties      53,900       42,100       80,300       77,400
----------------------------------------------------------------------
 Total Revenue         893,000    1,078,400    3,923,700    1,760,100
----------------------------------------------------------------------

 OPERATING EXPENSE
 Research and
  Development        3,367,800    2,673,400    6,821,000    5,365,900
 General and
  Administrative     1,269,700    1,351,700    2,561,800    2,576,400
 Amortization of
  Acquired
  Intangible Assets    248,800      248,800      497,600      497,600
----------------------------------------------------------------------
 Total Operating
  Expense            4,886,300    4,273,900    9,880,400    8,439,900
----------------------------------------------------------------------

 Operating Loss     (3,993,300)  (3,195,500)  (5,956,700)  (6,679,800)

 Investment
  Income, Net           94,500       12,200      148,500      134,300
----------------------------------------------------------------------

 Net  Loss         $(3,898,800) $(3,183,300) $(5,808,200) $(6,545,500)
----------------------------------------------------------------------

 Basic and Diluted
  Net Loss per
  Common Share          $(0.05)      $(0.05)      $(0.08)      $(0.11)
----------------------------------------------------------------------
 Weighted Average
  Common Shares
  Outstanding       74,091,600   60,468,700   71,655,100   60,468,700
----------------------------------------------------------------------



 CONDENSED CONSOLIDATED
 BALANCE SHEETS                               March 31,   December 31,
----------------------------------------------------------------------
                                                  2004           2003
                                             (Unaudited)
 ASSETS
 Cash and Cash Equivalents                   $39,370,700  $20,251,000
 Other Current Assets                            830,400    2,058,000
 Property and Equipment, net                   1,113,200      912,700
 Intangible and Other Assets, net              7,585,800    8,083,400
                                             ------------ ------------
      Total Assets                           $48,900,100  $31,305,100
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities                          $3,329,300   $3,385,400
 Stockholders' Equity                         45,570,800   27,919,700
                                             ------------ ------------
 Total Liabilities and Stockholders' Equity  $48,900,100  $31,305,100
                                             ============ ============


    CONTACT: AVANT Immunotherapeutics
             Una S. Ryan, 781-433-0771
             Avery W. Catlin, 781-433-0771
             info@avantimmune.com
                 or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@aol.com